Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SQUARE 1 FINANCIAL, INC.

(Duly adopted in accordance with Sections 242 and 245 of the

Delaware General Corporation Law)

Square 1 Financial, Inc. was originally incorporated as New Holding Company and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 6, 2004.

FIRST: The name of the Corporation is Square 1 Financial, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixteen million (16,000,000) consisting of:

1.	One million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.	Fifteen million (15,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”);.

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C. 1.

Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock beneficially owned by such person would be entitled to cast, (subject to the provisions of this Article FOURTH) multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Class A Common Stock beneficially owned by such person owning shares in excess of the Limit.

2.	The following definitions shall apply to this Section C of this Article FOURTH:

a.	“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of this Certificate of Incorporation.

b.	“Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any Common Stock:

(1)	which such person or any of its Affiliates beneficially owns, directly or indirectly; or

(2)

which such person or any of its Affiliates has: (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses 1 through 5 of Section A of Article EIGHTH of this Certificate of Incorporation (“Article EIGHTH”), or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)

which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that: (1) no Director or Officer of this Corporation (or any Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such Director or Officer (or any Affiliate thereof); and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

c.	The “Limit” shall mean 10% of the then-outstanding shares of Common Stock.

d.	A “person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

3.	The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (i) the number of shares of Common Stock beneficially owned by any person; (ii) whether a person is an Affiliate of another; (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership; (iv) the application of any other definition or operative provision of the section to the given facts; or (v) any other matter relating to the applicability or effect of this section.

4.	The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

5.	Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

6.	Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

7.	In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

D.1.	Subject to Paragraph 2 of this Section D, and except to the extent waived in writing by a stockholder, each holder of Common Stock of the Corporation shall be entitled to a preemptive right (subject to pragmatic adjustments to avoid the issue of fractional shares) to purchase shares of Common Stock of the Corporation that may hereafter from time to time be issued (whether or not presently authorized), including shares from the Treasury of the Corporation, in the ratio that the number of shares of Common Stock held by each stockholder at the time of the issue bears to the total number of shares of Common Stock outstanding. This right shall be deemed waived by any holder of Common Stock who does not exercise it and pay for the Common Stock preempted within thirty days of receipt of a notice in writing from the Corporation inviting such holder to exercise the right.

2.	Preemptive rights granted pursuant to this Section D of this Article FOURTH shall not apply to the following issuances of securities:

a.	an issuance of Common Stock pursuant to a grant of such Common Stock or upon the exercise of options, warrants or rights, in each case granted to a director, officer, employee, consultant, service provider or other similar person pursuant to an equity incentive plan approved by the Corporation’s Board of Directors;

b.	an issuance of Common Stock upon conversion of any series of Preferred Stock or convertible debt;

c.	an issuance of Common Stock pursuant to an offering which is made pursuant to an effective Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended;

d.	an issuance of Common Stock in connection with any pro rata stock split or stock dividend, a recapitalization, reclassification, or similar event relating to the capital stock of the Corporation that does not adversely affect or impair the rights of the stockholders; or

e.	an issuance of Common Stock in connection with a business combination or asset purchase.

3.	Upon registration of the Corporation’s Common Stock pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the preemptive rights granted pursuant to this Section D of this Article FOURTH shall no longer apply.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the Bylaws. The term “Whole Board” shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

SIXTH:

A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each Director to hold office until his or her successor shall have been duly elected and qualified.

B. Subject to the rights of holders of any series of Preferred Stock outstanding, the newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

C. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

D. Subject to the rights of holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation (“Article FOURTH”)), voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

EIGHTH:

A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article EIGHTH:

1.	any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with: (i) any Interested Stockholder (as hereinafter defined); or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

2.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

3.	the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

4.	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

5.	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon (the “Voting Stock”) (after giving effect to the provisions of Article FOURTH), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation in any agreement with any national securities exchange or otherwise.

The term “Business Combination” as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote after giving effect to the provisions of Article FOURTH, or such vote (if any), as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

1.	The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2.	All of the following conditions shall have been met:

a.	The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of common stock in such Business Combination shall at least be equal to the higher of the following:

(1)	(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder or any of its Affiliates for any shares of common stock acquired by it: (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”); or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2)	the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the “Determination Date”), whichever is higher.

b.	The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(1)	(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it: (i) within the two-year period immediately prior to the Announcement Date; or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2)	(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(3)	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

c.	The consideration to be received by holders of a particular class of outstanding Voting Stock (including Class A Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

d.

After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Disinterested Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the common stock as to dividends or liquidation; (2) there shall have been: (i) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by a majority of the Disinterested Directors; and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors, and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

e.	After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

f.	A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, and the rules or regulations thereunder) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

C.	For the purposes of this Article EIGHTH:

1.	A “Person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

2.	“Interested Stockholder” shall mean any person (other than the Corporation or any holding company or Subsidiary thereof) who or which:

a.	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

b.	is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

c.	is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

3.	For purposes of this Article EIGHTH, “beneficial ownership” shall be determined in the manner provided in Section C of Article FOURTH hereof.

4.	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

5.	“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

6.	“Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

7.	“Fair Market Value” means:

a.

in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation

System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and

b.	in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

8.	Reference to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

9.	In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Subparagraphs (a) and (b) of Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry: (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the Common Stock of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

NINTH: The Board of Directors of the Corporation, when evaluating any offer of another Person (as defined in Article EIGHTH hereof) to: (A) make a tender or exchange offer for any equity security of the Corporation; (B) merge or consolidate the Corporation with another corporation or entity; or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer: on the Corporation’s present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objective as a bank holding company under applicable laws and regulations; and on the ability of its subsidiary commercial bank to fulfill the objectives of a commercial bank under applicable statutes and regulations.

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by a majority vote of the Directors who are not parties to such proceeding, even though less than a quorum, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

This Amended and Restated Certificate of Incorporation is executed as of the 13th day of July, 2005.

/s/ Laura Blakely
Laura Blakely
Corporate Secretary

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SQUARE 1 FINANCIAL, INC.

(Pursuant to 8 Del C. Section 242)

Square 1 Financial, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

First: That at a meeting of the Board of Directors of said corporation resolutions were duly adopted setting forth the proposed amendments of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling for the amendments to be considered and voted upon by the stockholders of said corporation at a special meeting of stockholders. The resolutions setting forth the proposed amendments are as follows:

“RESOLVED, that Article FOURTH of the Company’s Certificate of Incorporation shall be amended to read in its entirety as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is forty-five million (45,000,000), consisting of ten million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”) and thirty-five million (35,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders. A description of the different classes and series (if any) of the Corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series (if any) of capital stock are as follows:

A. Class A Common Stock. The number of shares of Class A Common Stock authorized for issuance shall be twenty-five million (25,000,000). Except as provided in this Article FOURTH (or in any resolution or resolutions adopted by the Board of Directors of the Corporation pursuant hereto), the exclusive voting power shall be vested in the Class A Common Stock, the holders thereof being entitled to one vote for each share of such Class A Common Stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Class A Common Stock, the holders of Class A Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s capital surplus. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Class A Common Stock have been paid in full any sums to which they may be entitled. Holders of Class A Common Stock shall not be entitled to preemptive rights with respect to any shares of Class A Common Stock, Preferred Stock or any other securities, debt or otherwise, issued by the Corporation.

B. Undesignated Common Stock. The number of shares of Undesignated Common Stock (as defined below) authorized for issuance shall be ten million (10,000,000). Shares of Common Stock not at the time designated as shares of a particular class pursuant to this Article FOURTH or any other provision of this Certificate of Incorporation (“Undesignated Common Stock”) may be issued from time to time in one or more additional classes. The Board of Directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such class before the issuance of any shares of that class. The Board of Directors shall determine the number of shares constituting each class of Undesignated Common Stock and each class shall have a distinguishing designation.

C. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

RESOLVED FURTHER, that Article EIGHTH, Section (C)(3) of the Company’s Certificate of Incorporation shall be amended to read in its entirety as follows:

3.	For purposes of this Article EIGHTH, “beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any Common Stock:

a.	which such person or any of its Affiliates beneficially owns, directly or indirectly; or

b.	which such person or any of its Affiliates has: (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses 1 through 5 of Section A of this Article EIGHTH, or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

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c.	which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that: (1) no Director or Officer of this Corporation (or any Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such Director or Officer (or any Affiliate thereof); and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.”

Second: That, thereafter, pursuant to resolutions of its Board of Directors, the stockholders of said corporation approved the amendments to the Company’s Amended and Restated Certificate of Incorporation by the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon; and

Third: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That this amendment shall be effective as of 5:00 p.m. on September 25, 2008.

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IN WITNESS WHEREOF, said Square 1 Financial, Inc. has caused this certificate to be signed this 25th day of September, 2008.

By:	/s/ Richard J. Casey
Richard J. Casey
President and Chief Executive Officer

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CERTIFICATE OF DESIGNATIONS

OF SERIES A FIXED RATE CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

SQUARE 1 FINANCIAL, INC.

Square 1 Financial, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

Pursuant to authority conferred upon the Corporation’s Board of Directors (the “Board”) by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) and pursuant to the provisions of §151 of the Delaware General Corporation Law, the Board adopted and approved the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations and restrictions of the Series A Fixed Rate Cumulative Convertible Preferred Stock.

WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $0.01 par value per share (the “Common Stock”), and preferred stock, $0.01 par value per share (the “Preferred Stock”); and

WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A Fixed Rate Cumulative Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Fixed Rate Cumulative Convertible Preferred Stock as follows:

1. Designation. The shares of such series of Preferred Stock shall be designated “Series A Fixed Rate Cumulative Convertible Preferred Stock” (referred to herein as the “Series A Stock”).

2. Authorized Number. The number of shares constituting the Series A Stock shall be 5,000.

3. Ranking. The Series A Stock shall rank, as to dividends and upon Liquidation (as defined in Section 5(a) hereof), (a) senior to the Common Stock and to all other classes or series of equity securities issued by the Corporation, the terms of which specifically provide that such securities rank junior to the Series A Stock; (b) on parity with the Parity Preferred Stock (as defined below); and (c) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities rank senior to the Series A Stock.

All equity securities of the Corporation to which the Series A Stock ranks prior, with respect to dividends and upon Liquidation, including, without limitation, the Common Stock, are collectively referred to herein as “Junior Securities.”

“Parity Preferred Stock” means all classes and series of stock of the Corporation, and all classes and series of capital securities of any trust subsidiary of the Corporation, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Stock with respect to the payments of distributions and rights to payment upon Liquidation. Without limiting the foregoing, Parity Preferred Stock shall include the Corporation’s trust preferred capital securities issued by Square 1 Financial Capital Trust I.

4. Dividends.

(a) Dividend Accrual and Payment. (i) Holders of the then outstanding shares of Series A Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 5.0% of the Series A Base Price (as defined below) per annum. Such dividends shall be cumulative from the first date on which any Series A Stock is issued and shall be payable quarterly in arrears on or before March 31, June 30, September 30, and December 31 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Dividends in arrears for more than one Distribution Period (as defined below) will bear interest thereon, compounded quarterly, at the rate of 5.0% per annum for each Distribution Period thereafter (to the extent permitted by applicable law). Any dividend payable on the Series A Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on December 31, 2008 shall be for less than the full quarterly dividend period). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month on which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

The term “Distribution Period”, as used herein, means (i) in the case of the first Distribution Period, the period from, and including, the date of original issuance of the Series A Stock to, but excluding, the initial Dividend Payment Date and (ii) thereafter, from, and including, the first day following the end of the preceding Distribution Period to, but excluding, the applicable Dividend Payment Date or, in the case of the last Distribution Period, the related date of redemption.

(ii) No dividends on shares of Series A Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

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(iii) Notwithstanding the foregoing, dividends on the Series A Stock shall accrue whether or not the terms and provisions set forth in Section 4(a)(ii) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued Dividends (as defined below) on the Series A Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

(iv) When dividends on the Series A Stock are not paid in full on the Dividend Payment Date as provided under Section 4(a) above (or a sum sufficient for such full payment is not so set apart), and any dividends or other payments and distributions payable on the shares of any other series of Parity Preferred Stock are declared, the dividends payable on the Series A Stock shall be declared, and such dividends on the Series A Stock and amounts payable on shares of any other series of Parity Preferred Stock shall be paid, pro rata so that the amounts payable on each share of Series A Stock and each share of any other series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the amount of Accrued Dividends per share on the Series A Stock and the amount of Accrued Dividends per share on any other series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends or other payments for prior periods if the payments on any such securities are not cumulative) bear to each other.

(v) Any dividend payment made on shares of the Series A Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(vi) The “Series A Base Price” means, for each share of Series A Stock, the sum of (x) the Series A Issue Price (as defined below) of such share and (y) any Accrued Dividends with respect to such share.

(vii) The “Series A Issue Price” of each share of Series A Stock means $1,000 (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series A Stock).

(viii) “Accrued Dividends” means, with respect to each share of Series A Stock, any accrued and unpaid dividends on such share, and, with respect to each share of any other series of Parity Preferred Stock, any accrued and unpaid dividends or other payments and distributions on such share.

(b) Dividend Limitation on Junior Securities. Except as provided in Section 4(a)(iv) above, unless full cumulative dividends on the Series A Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or in shares of any series of preferred stock ranking junior to the Series A Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any preferred stock of the Corporation ranking junior to or on a parity with

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the Series A Stock as to dividends or upon Liquidation, nor shall any shares of Common Stock, or any shares of preferred stock of the Corporation ranking junior to or on a parity with the Series A Stock as to dividends or upon Liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series A Stock as to dividends and upon liquidation).

5. Liquidation.

(a) Liquidation Procedure. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation”), the holders of shares of Series A Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, the Series A Base Price, before any distribution of assets is made to holders of Common Stock or any Junior Securities.

In the event that, upon Liquidation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Stock and the corresponding amounts payable on all shares of other classes or series of Parity Preferred Stock in the distribution of assets, then the holders of shares of Series A Stock and stockholders of such classes or series of Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Written notice of any such Liquidation of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(b) Remaining Assets. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Stock shall have no right or claim to any of the remaining assets of the Corporation.

(c) Mergers, Reorganizations, Etc. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation where the Corporation is not the surviving entity, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation (the foregoing being referred to collectively as an “Acquisition”), shall be deemed to constitute a Liquidation of the Corporation. In any such Acquisition, any securities or other non-cash consideration to be delivered to the holders of the Series A Stock upon any such deemed Liquidation shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

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6. Conversion.

(a) Optional Conversion. At any time and from time to time after the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware, the shares of Series A Stock shall be convertible into shares of Common Stock of the Corporation, at the option of the holder thereof, into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 6(b) below.

(b) Conversion Procedure. (i) Each share of Series A Stock converted by the holder thereof pursuant to Section 6(a) shall be converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the Series A Base Price divided by (y) the Conversion Price (as defined below). In order to convert shares of the Series A Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Stock, together with written notice to the Corporation stating that it elects to convert the same, and the number of shares of Series A Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

(ii) No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock. If the conversion would result in the issuance of any fractional share, the Corporation shall round the number of shares to be issued upon conversion up to the next whole number.

(iii) The Corporation shall, as soon as practicable after the surrender of the certificate or certificates evidencing shares of Series A Stock for conversion at the office of the Corporation or any transfer agent for the Series A Stock, issue to each holder of such shares a certificate or certificates evidencing the number of shares of Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series A Stock which are not converted.

(iv) In case any share of Series A Preferred Stock is called for redemption, such right of conversion shall terminate at the close of business on the fifth day prior to the Redemption Date (as defined below).

(c) Conversion Price. The conversion price per share for the Series A Stock shall be the lesser of (i) $10.00 per share, (ii) if the Corporation, or any trust subsidiary of the Corporation, issues convertible preferred securities in a public or private offering within six (6) months of the date of issuance of the Series A Stock (“Subsequent Preferred Offering”), a price per share equal to the conversion price of such preferred securities in such Subsequent Preferred Offering or (iii) if the Corporation has issued shares of its Common Stock in a private

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or public offering within six (6) months of the date of issuance of the Series A Stock (“Subsequent Offering”), a price per share equal to 25% above the issue price of the Corporation’s Common Stock that is sold by the Corporation in such Subsequent Offering (the “Conversion Price”) and shall be subject to adjustment from time to time as provided herein.

(d) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

(e) Reorganizations, Mergers, Consolidations or Reclassifications. In the case of the following events (each, a “Business Combination” for purposes of Sections 6(e) and 10):

(i) any recapitalization, reclassification or change of the Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination;

(ii) a consolidation, merger or binding share exchange of the Corporation with another person or entity;

(iii) a sale, conveyance or lease to another corporation of all or substantially all of the property and assets of the Corporation; or

(iv) a statutory share exchange;

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Corporation or the successor or purchasing corporation, as the case may be, shall provide that the holders of Series A Stock will be entitled thereafter to convert such Series A Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the holders of Series A Stock would have owned or been entitled to receive upon such Business Combination had such shares been converted into Common Stock immediately prior to such Business Combination. If holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation will make adequate provision whereby the holders of the Series A Stock shall have a reasonable opportunity to determine the form of consideration into which all of the Series A Stock, treated as a single class, shall be convertible from and after the

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effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of the Series A Stock who participate in such determination, shall be subject to any limitations to which all of the holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the deadline for elections to be made by holders of Common Stock.

The Corporation shall not become a party to any Business Combination unless its terms are consistent in all material respects with the provisions of this Section 6(e).

None of the provisions of this Section 6(e) shall affect the right of holders of Series A Stock to convert their shares of Series A Stock into Common Stock prior to the effective date of a Business Combination.

(f) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Stock, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with this Certificate of Designations and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series A Stock at the holder’s address as shown on the Corporation’s stock transfer books.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series A Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(h) No Impairment, Other Actions. The Corporation will not, by amendment of its Certificate of Incorporation (including this Certificate of Designations) or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Stock, including the conversion rights of the holders of Series A Stock, against impairment. If the Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described herein, which would have an inequitable effect on the holders of the Series A Stock, then the Conversion Price shall be adjusted in such manner and at such times as the Board on the advice of the Corporation’s independent public accountants may in good faith determine to be equitable in the circumstances.

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7. Redemption.

(a) Redemption. The Series A Stock may be redeemed by the Corporation, at its option, in whole or in part, on any Dividend Payment Date on or after the fifth anniversary of the original issue date of the Series A Stock (the “Redemption Date”), at the Redemption Price (as defined below), upon not less than 30 nor more than 60 days prior written notice to holders of such Series A Stock. If the funds of the Corporation legally available for redemption of shares of Series A Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Stock to be redeemed on the Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the Redemption Price that each such holder would be entitled to receive pursuant to this Section 7(a). Notwithstanding the foregoing, no shares of Series A Stock shall be redeemed by the Corporation, nor shall any funds be set apart for such purpose by the Corporation, at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such redemption or setting apart funds for such purpose or provide that such redemption or setting apart funds for such purpose would constitute a breach thereof or a default thereunder, or if such redemption or setting apart shall be restricted or prohibited by law.

(b) Redemption Price. The “Redemption Price” shall mean a price per share equal to the sum of (x) the Series A Issue Price and (y) any Accrued Dividends with respect to such share through the Redemption Date.

(c) Redemption Procedure. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Stock as holders of Series A Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series A Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Payments shall first be applied against Accrued Dividends and thereafter against the remainder of the Redemption Price. The shares of Series A Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Stock such funds will immediately be used to redeem the balance of the shares of Series A Stock. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation unless the Redemption Price of all shares shall have been paid in full. Until the Redemption Price for each share of Series A Stock elected to be redeemed shall have been paid in full, such share of Series A Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that dividends thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in this Section 7(c).

8. Voting Rights. Except as expressly provided herein or as otherwise required by Delaware law, the Series A Stock shall have no voting rights.

8

9. Protective Provisions. For so long as at least 50% of the shares of Series A Stock remain outstanding, the Corporation will not, without first obtaining the written consent of at least a majority of the holders of the shares of Series A Stock then outstanding, take any action with respect to any of the matters set forth in Sections 9(a) through 9(d).

(a) Change the Series A Stock. Amend, alter, repeal, impair or change, in any material respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series A Stock.

(b) Create New Stock. Authorize, establish, create (by reclassification or otherwise) or issue any additional series of Preferred Stock or any other new class or series of equity securities or any securities convertible into equity securities of the Corporation, in each case which would have a preference over the Series A Stock with respect to dividends or upon Liquidation.

(c) Amend Charter or Bylaws. Amend, alter, repeal or waive any provision of this Certificate of Designations, the Certificate of Incorporation of the Corporation or bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series A Stock or the holders thereof.

(d) Authorized Shares. Increase the authorized number of shares of Series A Stock.

10. Notices to Holders. Upon any Business Combination or any Liquidation, or any other action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Series A Stock as set forth herein or any action described in Section 7 herein, the Corporation shall mail to each holder of Series A Stock at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such Business Combination, Liquidation, or other action is expected to become effective, and (B) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Business Combination, Liquidation, or other action. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Stock.

11. No Reissuance of the Preferred Stock. No share or shares of Series A Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued. The Corporation may from time to time to take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Stock.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this 19th day of December, 2008.

SQUARE 1 FINANCIAL, INC.

By:	/s/ Richard J. Casey
Name:	Richard J. Casey
Title:	President and Chief Executive Officer

CERTIFICATE OF CORRECTION

OF CERTIFICATE OF DESIGNATIONS OF

SERIES A FIXED RATE CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF SQUARE 1 FINANCIAL, INC.

Square 1 Financial, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Square 1 Financial, Inc.

2. That a Certificate of Designations of Series A Fixed Rate Cumulative Convertible Preferred Stock of Square 1 Financial, Inc. (the “Certificate”) was filed with the Secretary of State of the State of Delaware on December 19, 2008 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy of said Certificate is: the third sentence of Section (a)(i) of Article 4 – “Dividends” is inaccurate as this sentence fails to specify the period over which the applicable interest rate of 5.0% is to be calculated.

4. The Certificate is corrected by revising the third sentence of Section (a)(i) of Article 4 — “Dividends” so that said sentence shall read in its entirety as follows:

Dividends in arrears for more than one Distribution Period (as defined below) will bear interest thereon, compounded quarterly, at the rate of 5.0% per annum for each Distribution Period thereafter (to the extent permitted by applicable law).

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 7th day of October, 2009.

Square 1 Financial, Inc.

By:	/s/ Richard J. Casey
Richard J. Casey
President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF CLASS B NON-VOTING COMMON STOCK

OF

SQUARE 1 FINANCIAL, INC.

Square 1 Financial, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

Pursuant to authority conferred upon the Corporation’s Board of Directors (the “Board”) by Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) and pursuant to the provisions of §151 of the Delaware General Corporation Law, the Board adopted and approved the following resolution providing for the designations, preferences and other rights, and the qualifications, limitations and restrictions of the Class B Non-Voting Common Stock.

WHEREAS, the Certificate of Incorporation provides for Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and Undesignated Common Stock, $0.01 par value per share (the “Undesignated Common Stock”) (collectively, the “Common Stock”); and

WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Common Stock in classes, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Class B Common Stock from the shares designated as Undesignated Common Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Class B Common Stock as follows:

1. Designation. The shares of such class of Class B Non-Voting Common Stock shall be designated “Class B Non-Voting Common Stock” (referred to herein as the “Class B Common Stock”).

2. Authorized Number. The number of shares constituting the Class B Common Stock shall be 1,976,313.

3. Rights. Except as set forth below, the Class B Common Stock shall have the same rights and privileges, share ratably and be identical in all respects to the Class A Common Stock as to all matters.

4. Voting Rights. The holders of Class B Common Stock shall have no voting rights except as provided herein or required by law.

5. Dividends. Subject to preferential dividend rights, if any, applicable to any shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, redemption, retirement or sinking funds for the Preferred Stock, the holders of Class B Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors. The holders of the Class B Common Stock shall share ratably in any such dividend in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by each such holder. All dividends paid with respect to the Common Stock and Class B Common Stock shall be paid pro rata to the holders of such shares entitled thereto. In the event a dividend payable in such shares of capital stock of the Corporation (a “Stock Dividend”) is declared or paid solely with respect to the Class A Common Stock or the Class B Common Stock, then a Stock Dividend shall likewise be declared or paid with respect to the other class and shall consist of shares of such other class in the same number of shares on a per-share basis as the number of shares comprising the Stock Dividend with respect to the first referenced class. Stock Dividends with respect to Class A Common Stock may be paid only in shares of Class A Common Stock, and Stock Dividends with respect to Class B Common Stock may be paid only in shares of Class B Common Stock.

6. Distributions. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by them. For purposes of this paragraph 6, the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation will not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

7. Adjustment. In the event of any stock split, combination or other reclassification of shares of either the Class A Common Stock or the Class B Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner, provided, however, that in any such transaction, only holders of Class A Common Stock shall receive shares of Class A Common Stock and only holders of Class B Common Stock shall receive shares of Class B Common Stock.

8. Conversion.

(a) Shares of Class B Common Stock may be converted into shares of Class A Common Stock at the option of the holder thereof in accordance with the provisions of this paragraph 8, provided however, that each share of Class B Common Stock will not be convertible in the hands of or at the election of the initial holder or any affiliate (as defined in the Bank Holding Company Act of 1956, as amended, (the “BHC Act”), and any rules or regulations promulgated thereunder or Regulation Y of the Board of Governors of the Federal Reserve (the “Federal Reserve”) of such initial holder and will only be convertible by a transferee in connection with or after a transfer that to a third party unaffiliated with such initial holder and that complies with the transfer restrictions described in the next sentence. The Class B Common

Stock may only be transferred through one or more of the following alternatives: (i) to an affiliate of the investor or to the Company, (ii) in a widely distributed public offering of Common Stock of the Corporation and/or Class B Common Stock of the Corporation, (iii) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation (including pursuant to a related series of such transfers), or (iv) in a transfer to a person that is acquiring at least a majority of the voting securities of the Corporation (not including voting securities such person is acquiring from the transferor).

(b) Conditions of Conversion. If a holder of shares of Class B Common Stock wishes to convert such shares into Class A Common Stock, then subject to the conditions set forth in Section 8(a), such holder shall surrender to the Corporation (at the principal office of the Corporation) a certificate or certificates representing the number of shares to be so converted, and in such event each share of Class B Common Stock represented by such certificate or certificates (to the extent permitted by Section 8(a)) will convert into one share of Class A Common Stock. Except as otherwise provided herein, each conversion of Class B Common Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing such shares of Class B Common Stock to be converted have been surrendered for conversion at the principal office of the Corporation. Notwithstanding any other provision hereof, if a conversion of Class B Common Stock is to be made in connection with a merger, consolidation, reclassification or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property or any dissolution or liquidation, the conversion of any shares of Class B Common Stock may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

If the holder or transferee fully complies with this paragraph 8, the Corporation shall, as soon as practicable thereafter, instruct its transfer agent to deliver to such holder or transferee, or to such holder’s nominee or nominees, the number of shares of Class A Common Stock to which such holder or transferee shall be entitled, rounded down to the nearest whole share, and a check for any amount payable hereunder in lieu of a fractional share, along with a certificate or other evidence of ownership representing any shares of Class B Common Stock that the holder or transferee has not elected to convert hereunder but which constituted part of the shares of Class B Common Stock represented by the certificate or certificates surrendered.

The issuance of any such certificates shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock. The Corporation shall not close its books against the transfer of Class B Common Stock or of Class A Common Stock issued or issuable upon conversion of Class B Common Stock in any manner which interferes with the timely conversion of Class B Common Stock. The Corporation shall assist and cooperate with any holder of shares of Class B Common Stock or Class A Common Stock issued or issuable upon conversion of Class B Common Stock in making any required governmental filings or notices or obtaining any governmental approval prior to or in connection with any conversion of shares of Class B Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(c) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. The Corporation shall take all action necessary so that all shares of Class A Common Stock issuable upon conversion of Class B Common Stock will upon issue be duly and validly issued, fully paid, and non-assessable, and free from all taxes, liens, charges and encumbrances in respect of the issuance or delivery thereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class A Common Stock issuable upon conversion of the Class B Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Class A Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class B Common Stock.

9. Mergers, Consolidations, Etc. In the event of any merger, consolidation, reclassification or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Class B Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Class A Common Stock would be entitled to receive as a result of such transaction, provided that at the election of such holder, any securities issued with respect to the Class B Common Stock shall be Class B Common Stock under the resulting corporation’s organizational documents to the same extent as the Class B Common Stock is Class B Common Stock and the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the shares of Class B Common Stock then outstanding) and take such actions necessary to ensure that holders of the Class B Common Stock shall retain securities with substantially the same rights and benefits as the Class B Common Stock. Subject to the foregoing, in the event the holders of Class A Common Stock are provided the right to convert or exchange Class A Common Stock for stock or securities, cash and/or any other property, then the holders of the Class B Common Stock shall be provided the same right based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares of Class B Common Stock were converted into shares of Class A Common Stock immediately prior to such offering. In the event that the Corporation offers to repurchase shares of Class A Common Stock from its stockholders generally, the Corporation shall offer to repurchase Class B Common Stock pro rata based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares were converted into shares of Class A Common Stock immediately prior to such repurchase. In the event of any pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the Corporation shall provide the holders of the

Class B Common Stock the right to participate based upon the number of shares of Class A Common Stock such holders would be entitled to receive if such shares were converted into shares of Class A Common Stock immediately prior to such offering; provided that at the election of such holder, any shares issued with respect to the Class B Common Stock shall be issued in the form of Class B Common Stock rather than Class A Common Stock.

10. Protective Provisions. For so long as any Class B Common Stock remains outstanding, the Corporation will not, without first obtaining the written consent of the holders of 80% of the shares of Class B Common Stock then outstanding, take any action with respect to either of the following matters: (a) amend, alter, repeal, impair or change in any material respect the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Class B Common Stock, and (b) amend, alter, repeal or waive any provision of this Certificate of Designation, the Certificate of Incorporation of the Corporation or the bylaws of the Corporation which would adversely affect any right, preference, privilege of the Class B Common Stock or the holders thereof.

11. Notices. At any time notice is provided to the holders of Class A Common Stock, the Corporation shall give written notice to all holders of Class B Common Stock at or prior to such time, provided that the Corporation shall provide the holders of Class B Common Stock any such notice at least five (5) business days prior to the date such holders would be required to take any action to convert Class B Common Stock prior to any merger, consolidation, reclassification or other transaction in which the shares of Class A Common Stock are exchanged for or changed into other stock or securities, cash and/or other property or any dissolution or liquidation.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this 13th day of May, 2010.

SQUARE 1 FINANCIAL, INC.

By:	/s/ Richard J. Casey
Name:	Richard J. Casey
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SQUARE 1 FINANCIAL, INC.

(Pursuant to 8 Del C. Section 242)

Square 1 Financial, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of said corporation resolutions were duly adopted setting forth the proposed amendments of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling for the amendments to be considered and voted upon by the stockholders of said corporation at a special meeting of stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the first sentence of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), consisting of ten million (10,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”) and forty-five million (45,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”); and

RESOLVED FURTHER, that the first sentence of Article FOURTH, Section A of the Company’s Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

“The number of shares of Class A Common Stock authorized for issuance shall be thirty-five million (35,000,000).

SECOND: That, thereafter, pursuant to resolutions of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporate Law of the State of Delaware. At such meeting the stockholders of said corporation approved the amendments to the Company’s Amended and Restated Certificate of Incorporation by the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote thereon.

THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Square 1 Financial, Inc. has caused this certificate to be signed by its duly authorized officer this 18th day of May, 2012.

By:	/s/ Beth Reeves
Beth Reeves
Vice President and Corporate Secretary

2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

OF CLASS B NON-VOTING COMMON STOCK

OF

SQUARE 1 FINANCIAL, INC.

(Pursuant to 8 Del. C. Section 242)

Square 1 Financial, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), by and through the undersigned authorized officer of the Corporation, hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation at a meeting duly held adopted a resolution proposing and declaring advisable the amendment of the Amended and Restated Certificate of Designations (the “Certificate of Designations”) relating to the Class B Non-Voting Common Stock, par value $0.01 per share (the “Class B Common Stock”), which is currently on file with the Delaware Secretary of State and deemed a part of the Amended and Restated Certificate of Incorporation, as amended, of said Corporation:

RESOLVED, that Section 2 of the Certificate of Designations shall be amended to read in its entirety as follows:

2. Authorized Number. The number of shares constituting the Class B Common Stock shall be 4,000,000.

SECOND: That, the stockholder of record consented, pursuant to Section 228 of the General Corporation Law of the State of Delaware, with respect to all of the outstanding shares of Class B Common Stock, to the approval of the resolution set forth in Article FIRST, without a meeting, without prior notice and without a vote.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Square 1 Financial, Inc. has caused this Certificate to be signed and attested by its duly authorized officer this 26th day of September, 2012.

SQUARE 1 FINANCIAL, INC.

By:	/s/ Douglas H. Bowers
Douglas Bowers
President and Chief Executive Officer